Exhibit 99.1

Contact:
                                           Ed Dickinson
                                           Chief Financial Officer, 636/916-2150


FOR IMMEDIATE RELEASE

                     LMI AEROSPACE REPORTS RESULTS FOR 2003

         ST. LOUIS - April 15, 2004 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that net sales for the year 2003 were $75.9 million, a decrease of 6.8 percent from the year 2002. For the year ended December 31, 2003, LMI reported a net loss of ($4.0) million or ($0.49) per diluted share, compared to a net loss of ($8.3) million or ($1.03) per diluted share 2002.

         Additionally, LMI announced that its independent certified public accountants, BDO Seidman, LLP, has included an explanatory paragraph in its opinion regarding uncertainty related to the Company's ability to continue as a going concern. This conclusion was based upon the Company's substantial losses in recent years and uncertainty about the Company's ability to meet its financial covenants with its primary lender.

         Sales in the fourth quarter of 2003 were $18.6 million, compared to $21.9 million in the fourth quarter of 2002 and $17.6 million in the third quarter of 2003. LMI generated a net loss of ($1.6) million or ($0.20) per diluted share in the fourth quarter of 2003 compared to a net loss of ($7.7) million or ($0.94) per diluted share in the fourth quarter of 2002. The fourth quarter of 2002 included a goodwill impairment charge of $5.1 million.

         During the fourth quarter of 2003, the Company generated a loss before income taxes of ($2.6) million, which was influenced by four significant items:

Expense for obsolete or slow moving inventory in excess of        $ 1.9 million
historical experience
Plant moving expenses in Vista, California                        $ 0.3 million
Restructuring expense in St. Charles, Missouri,                   $ 0.1 million
and Wichita, Kansas
Gain on sale of securities                                        $(0.3) million
                                                                  --------------
Net negative impact on operating loss in the quarter              $ 2.0 million
                                                                  ==============

         A more complete review of the fourth quarter results for 2003 and 2002 and guidance for 2004 will be released later this week.

         Backlog at December 31, 2003 was approximately $53.9 million, down from $72.1 million at December 31, 2002.

         "Because of operating difficulties experienced by many of our key customers in 2003, our emphasis has been on previously announced cost reduction efforts at our St. Charles, Missouri and Wichita, Kansas facilities as well as in corporate overhead costs. Most of the restructuring was completed by March 2004 and we are budgeting our costs based on 2004 sales of $75 million to $80 million," said Ronald Saks, President and Chief Executive Officer. "Beginning in September 2003 our machining and technology segment experienced significantly higher order rates for both its military and laser products and we now expect increased sales volume for this segment in 2004. In the first quarter of 2004, our sheet metal segment has begun to receive orders for new components on regional, business and commercial aircraft, the largest portion of which is being transferred from another industry supplier. We will modify our budgets and guidance, if necessary, when we are able to reasonably estimate the size and impact of these orders."

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates thirteen facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for commercial sheet metal industries.

         This press release includes forward-looking statements related to LMI Aerospace's outlook for 2004 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2003, for more details.


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                                        LMI Aerospace, Inc.
                               Consolidated Statements of Operations
                           (Amounts in thousands, except per share data)


                                                                 Year Ended December 31
                                               ------------------------------------------------------------
                                                      2001               2002                2003
                                               ------------------------------------------------------------

Net sales                                            $70,823            $81,349             $75,855
Cost of sales                                         54,809             69,185              67,485
                                               ------------------------------------------------------------
Gross profit                                          16,014             12,164               8,370

Selling, general and administrative
 expenses                                             10,194             12,931              13,423
Goodwill impairment charges                                -              5,104                   -
                                               ------------------------------------------------------------
   Income (loss) from operations                       5,820             (5,871)             (5,053)

Other income (expense):
    Interest expense                                    (843)            (1,495)             (1,645)
    Other, net                                          (247)              (525)                306
                                               ------------------------------------------------------------
                                                      (1,090)            (2,020)             (1,339)
                                               ------------------------------------------------------------
Income (loss) before income taxes                      4,730             (7,891)             (6,392)
Provision for (benefit of) income taxes                1,764               (691)             (2,411)
                                               ------------------------------------------------------------
   Income (loss) before cumulative
   effect of change in accounting
   principle                                           2,966             (7,200)             (3,981)
Cumulative effect of change in accounting
   principle, net of income tax benefit of
   $663 for 2002.                                          -             (1,104)                  -
                                               ------------------------------------------------------------
Net income (loss)                                   $  2,966           $ (8,304)           $ (3,981)
                                               ============================================================

Amounts per common share:
Income (loss) before cumulative effect of
   change in accounting principle                  $    0.37           $  (0.89)            $ (0.49)
Cumulative effect of change in accounting
   principle                                            -                 (0.14)                  -
                                               ------------------------------------------------------------
Net income (loss) per common share                 $    0.37           $  (1.03)            $ (0.49)
                                               ============================================================

Net income (loss) per common share -
   assuming dilution                               $    0.36           $  (1.03)            $ (0.49)
                                               ============================================================
Weighted average common shares
   outstanding                                     8,059,682          8,077,293           8,181,786
                                               ============================================================
Weighted average dilutive stock options
   outstanding                                        98,444                  -                   -
                                               ============================================================

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                                        LMI Aerospace, Inc.
                                    Consolidated Balance Sheets
                       (Amounts in thousands, except share and per share data)

                                                                                     December 31

                                                                      -------------------------------------
                                                                                  2002                2003
                                                                      -------------------------------------

   Assets
   Current assets:
     Cash and cash equivalents                                                 $ 1,182              $  441
     Trade accounts receivable, net of allowance
       of $334 in 2002 and $245 in 2003                                         11,392               9,158
     Inventories                                                                25,181              24,159
     Prepaid expenses                                                              978                 787
     Deferred income taxes                                                       1,389               2,206
     Income taxes receivable                                                     1,501               1,933
                                                                      -------------------------------------
   Total current assets                                                         41,623              38,684

   Property, plant, and equipment, net                                          25,986              22,248
   Goodwill                                                                      5,653               5,653
   Customer intangible assets, net                                               4,267               3,792
   Other assets                                                                    336                 142
                                                                      -------------------------------------
   Total assets                                                                $77,865             $70,519
                                                                      =====================================

   Liabilities and stockholders' equity
   Current liabilities:
     Accounts payable                                                          $ 6,107             $ 4,570
     Accrued expenses                                                            2,846               2,126
     Current installments of long-term debt and capital lease                    4,616               6,069
       obligations
                                                                      -------------------------------------
   Total current liabilities                                                    13,569              12,765
   Long-term debt and capital lease obligations, less current
      installments                                                              24,621              21,756
   Deferred income taxes                                                         1,939               2,206
                                                                      -------------------------------------
   Total long-term liabilities                                                  26,560              23,962

   Stockholders' equity:
     Common stock of $.02 par value; authorized 28,000,000
        shares; 8,736,427 shares issued in 2002 and 2003                           175                 175
     Preferred stock; authorized 2,000,000 shares; none issued                       -                   -
     Additional paid-in capital                                                 26,171              26,171
     Treasury stock, at cost, 554,641 shares in 2002 and 2003                   (2,632)             (2,632)
     Accumulated other comprehensive (loss) income                                 (17)                 20
     Retained earnings                                                          14,039              10,058
                                                                      -------------------------------------
   Total stockholders' equity                                                   37,736              33,792
                                                                      -------------------------------------
   Total liabilities and stockholders equity                                   $77,865             $70,519
                                                                      =====================================

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